Exhibit 10.8

VIP JUNKET PROMOTION AGREEMENT

This VIP Junket Promotion Agreement (“Agreement”), dated as of January 18, 2008 is between Gillmann Investments Asia, Ltd. (“GIA”), a corporation organized and existing under the laws of South Korea, with its main office at 13F PSG Building, 563-30 Sinsa-dong, Gangnam-gu, Seoul 135-120, South Korea, and Doowell Limited (“Doowell”), a corporation organized and existing under the laws of the British Virgin Islands, with its main office at Alameda Dr, Carlos D’ Assumpcao No: 181-187 Centro Comerica, Brilhantismo 12 Andar T, Macau, SAR.

RECITALS

A.
GIA and its Affiliates (collectively, “Gillmann”) are experienced in the development, acquisition, management and financing of casino properties in Asia, and have purchased the Nam Seoul Plaza Hotel & Casino (“Project”) located on Jeju Island, South Korea. The Project is a 224-room four star hotel and casino with related facilities and guest amenities, including a gaming license duly issued by the governmental authorities in South Korea.

B.	Nasign Co., Ltd., is an Affiliate of GIA and is a Korean public company traded on the KOSPI exchange that has acquired the Project, including a gaming license therefor.

C.	Doowell and its affiliates are experienced in the development, management, financing and promotion of VIP gaming rooms in Macau that cater to wealthy mainland Chinese and Hong Kong Chinese gamblers.

D.	The parties have previously signed that certain non-binding Memorandum of Understanding elated December 13, 2007 (“MOU”), and in furtherance thereof desire to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows.

ARTICLE 1
INTRODUCTION/DEFINED TERMS

1.1.           Introduction. GIA, is the controlling shareholder of Nasign. Prior to GIA’s acquisition of control, Nasign was primarily engaged in the leather goods business, but since GIA’s acquisition, and under GIA’s guidance and direction, Nasign has changed its business focus to gaming and hospitality and has become the owner of the Project. Gillmann has substantial experience with the mass and VIP gaming business in Macau and elsewhere around the world and has determined that Macau-style VIP gaming would be beneficial to the operation of the Casino, and at the same time Doowell and its Affiliates have determined that establishing a VIP gaming operation at the Casino to the same standards as prevail in Macau would be beneficial to its business by providing additional VIP gaming promotion venues outside of Macau. The Parties have had extended discussions and due diligence investigations concerning the business relationship codified in this Agreement. This Agreement supersedes the non-binding MOU. Doowell acknowledges and agrees that GIA. shall have the right to assign and transfer this Agreement to Nasign in accordance with the provisions of Article 10.2 below, at which time Nasign and Doowell shall enter into a new VIP junket promotion agreement substantially identical to this Agreement, with Nasign being substituted for GIA. Until such time, GIA shall cause Nasign to perform the provisions of this Agreement as necessary and appropriate at the Project level. The Parties acknowledge and agree that Affiliates of Doowell will enter into substantially identical VIP junket promotion agreements for the other two VIP Gaming Rooms at the Project and that certain arithmetical calculations as specified herein will be based on the collective operation of the three VIP Gaming Rooms.

1.2.           Glossary of Defined Words. Certain important defined words, appearing with initial capital letters, when used in this Agreement shall, unless the context otherwise indicates, have the meanings specified in the Glossary of Defined Terms annexed as Exhibit “1” to this Agreement (“Glossary”). Additional words appearing with initial capital letters may be defined within the text of this Agreement and such additional defined words shall have the same definition for all purposes of this Agreement unless otherwise indicated even though they are not defined in the Glossary. In addition, any words or phrases constituting defined words or phrases in the Management Contract shall have the same meaning when used in this Agreement, unless otherwise expressly provided.

1.3.           Identification of Exhibits. The exhibits (“Exhibits”) to this Agreement consist of the following documents, which are more particularly identified either described in the text of this Agreement or the Glossary, and the terms and conditions of such Exhibits are a material part of this Agreement:

Exhibit No.	Description

Exhibit “1”	Glossary of Defined Terms
Exhibit “2”	Pro Forma Calculation of Commissions, AIIowances, and Profit Split
Exhibit “3”	List of Doowell’s Managers and Employees

ARTICLE 2
BUILD-OUT AND LEASE OF VIP GAMING ROOM/
ADDITIONAL AMENITIES AT THE PROJECT

2.1.        Lay out and Fit-out of VIP Gaming Room. Doowell shall closely cooperate with GIA in determining the lay-out and fit-out of the specific VIP Gaming Room to be leased by Doowell pursuant to this Agreement, but GIA will have the final decision with regard to the same so as to maintain consistency and appropriate corporate identity for the over—all promotion and advancement of the Casino. The Parties agree that the VIP Gaming Room will be designed and operated to a level comparable on the date hereof to the VIP gaming rooms operated by affiliates of Doowell in Macao, namely, Seng Hang and Spring Fortune, and that the VIP Gaming Room will include a cashier cage, an office, restrooms, a guest resting room/dining room, and a bar. GIA will use its best efforts to complete the construction, opening and operation of the VIP Gaming Rooms within the second quarter of 2008. GIA shall bear the cost of lay-out and fit-out for the VIP Gaming Room; and legal title to all of the furniture, fixtures and equipment in the VIP Gaming Room shall belong to GIA. The Parties acknowledge and agree that GIA may need to obtain governmental approval for the construction of the VIP Gaming Room and that they will make all necessary changes to the lay-out and fit-out necessary for any such governmental approval.

2.2.        Exclusive Promotion for the VIP Gaming Room. GIA shall provide to Doowell the exclusive right to provide VIP gaming promotion in the VIP Gaming Room, and Doowell shall pay to GIA for its exclusive right a monthly fee of Korean Won One Hundred Thousand (KRW 100,000) (“Fee”). The payment of the Fee shall be due on the second day of each month (or on the next business day if the second day falls on a weekend or holiday). The Parties agree that the Fee may be offset against sums due to Doowell pursuant to the Profit Split calculation under Article 3.6 below.

2.3.        Name of VIP Gaming Room. Doowell shall have the right to select the name under which the VIP Gaming Room will operate, subject to GIA’s reasonable approval, which approval shall not be unreasonably withheld.

2.4.        Additional Amenities.  As soon as reasonably practicable, GIA shall cause to be constructed and fitted-out at the Project, at GIA’S own cost and expense, the following additional amenities to service Doowell’s VIP customers: VIP guest suites, a Chinese restaurant, a karaoke bar, sauna and massage spa up to a standard catering to Macau VIP high rollers.

2.5.        Booking of Hotel Rooms. GIA shall block thirty (30) hotel zooms in the Project exclusively for VIP gaming customers of Doowell and the other two affiliated VIP Gaming Rooms, and shall offer the prevailing tour-operator rate for such rooms; provided, however, that if such rooms are unavailable for reasons beyond GIA’S reasonable control, GIA shall have the option to procure equivalent rooms at nearby hotels at the equivalent tour-operator rate.

ARTICLE 3
PROMOTION OF VIP GAMING ROOM/PROFIT SPLIT

3.1.        Junket Promotion in VIP Gaming Room. Doowell shall function as a VIP gaming room promoter and, as such, shall be responsible for promoting the VIP junket operations in its VIP Gaining Roam. Doowell’s responsibility shall include providing to VIP customers through Doowell’s network of VIP junket groups, at Doowell’s sole expense, such items as transportation to the Casino; accommodations in the hotel portion of the Project; food and beverage allowances for use in the Project; and entertainment allowances for use in the karaoke bar, entertainment and massage areas of the Project (collectively, “Travel and Entertainment”). Doowell shall provide VIP promotional activities for the VIP Gaming Room during all hours that the Casino is open

3.2.        Junket Commission and Allowance. GIA shall pay to Doowell for its VIP junket promotion activities the following:

3.2.1.         A junket commission (“Commission”) equal to 1.6% of Chip Turnover.

3.2.2.         An allowance (“Allowance”) equal to 0.2% of Chip Turnover to cover Travel and Entertainment.

The Parties acknowledge and agree that Exhibit 2 reflects their mutual understanding of the calculation method for the Commission and Allowance, Doowell shall use its best efforts to ensure that the Allowance is spent within the Project as contemplated in Article 3.2 above. GIA shall calculate and pay the Commission and Allowance for each month by the second day of the following month (or on the next business day if the second day falls on a weekend or holiday).

3.3.        Credit Extension/Bad Debts. Doowell acknowledges and agrees that GIA will not have any duty to provide credit to the VIP junket groups promoted by Doowell. Doowell shall defend, protect and indemnify GIA from and against any and all claims. demands, causes of action, or similar matters arising from the bad debts of any VIP junket groups that have been promoted by Doowell at the Project.

3.4.        Promotion Fee to Doowell. Doowell shall be entitled to a monthly promotion fee equal to Hong Kong Dollars Seven Hundred Thousand (HK $700,000) (“Doowell Promotion Fee”) for its role as the promoter of the VIP Gaming Room. The Doowell Promotion Fee shall be treated as an operating expense of the VIP Gaming-Room and as a deduction in calculating the Net Win as per Exhibit 2. GIA shall pay the Doowell Promotion Fee for each month by the second (2nd) day of the following month (or on the next business day if the second day falls on a weekend or holiday),

3.5.        Telephone Betting. The Parties shall cooperate closely to install and operate a telephone betting system in the VIP Gaming Room to the extent permitted under all applicable laws and regulations. All wagers placed over the telephone in the VIP Gaming Room shall be calculated identically with wagers placed in person in the VIP Gaming Room, and the Profit Split therefrom shall be determined pursuant to Article 3.6 below.

3.6.        Monthly Profit Split. The Parties agree that the net win from the operation of the VIP Rooms will be split 40% to Doowell in return for its promotion of the VIP Gaming Room and 60% to GIA as per Exhibit 2, and shall be paid by the second (2nd) day of the following month (or on the next business day if the second day falls on a weekend or holiday). For the first six months from the date hereof, Doowell shall use its best endeavours to promote business but will not guarantee any specific revenue. After six calendar months from the opening of the Casino, GIA shall have the right in its sole and absolute discretion to terminate this Agreement by thirty (30) days’ notice in writing if Doowell and the other two Affiliated VIP Gaming Rooms collectively fail to promote sufficient gaming; activity so as to achieve Chip Turnover of Hong Kong Dollars One Billion Five Hundred Million (HK $1,500,000,000) per month for three consecutive months.

3.7.        Management Fee to Gillman. GIA may elect from time to time that up to three percent (3%) of the amounts due to GIA under the Profit Split provision of Article 3.6 shall be allocated directly to Gillmann or its nominee as a management fee (“Gillmann Management Fee”). The Gillmann Management Fee shall not be treated as an operating expense of the VIP Gaming Room nor as a deduction in calculating the Net Win as per Exhibit 2.

3.8.        Treatment of Gaming Tax. The Parties acknowledge that the Korean Government will levy an impost for contributions to the government’s “Tourism Promotion and Development Fund”/betting duty and/or tax on the gross win of the VIP room as stipulated by the Korean Government from time to time (“Gaming Tax”), and GIA represents that the Gaming Tax rate currently does not exceed ten percent (10%) per annum. The Parties will treat the prevailing Gaming Tax as an expense item in calculating the Net Win. Because the distribution of the Net Win may not tally with the date the Korean Government levies the Gaming Tax, the Parties agree to establish a tax adjustment account after payment of the Gaming Tax. For the calculation of the Gaming Tax, the Parties agree to calculate the profit and loss collectively on the three Affiliated VIP Gaming Rooms and make corresponding adjustments to the Gaming Tax adjustment account on an annual basis. The Parties will then share the gain or loss from this tax adjustment account calculated in the same ratio as hereinbefore mentioned. All adjustments to the Gaming Tax adjustment account shall be paid within ninety (90) days after the Gaming Tax has been paid to the government.

3.9.        Employees and Employee Uniforms. Doowell shall take appropriate and necessary steps to check the background of its prospective employees for criminal or other inappropriate incidents prior to hiring them and shall ensure that its employees have suitable qualifications and are properly trained for their jobs, and are aware of the need to provide top-flight service to all customers in the Casino and to handle all matters with integrity and honesty. All Doowell employees shall wear uniforms when in service. Doowell shall have the right to select the style and color of the its employee uniforms subject to GIA’s approval so as to meet and maintain the standards and corporate identity for the Casino from time to time.

3.10.      Employee Identification Passes. All officers, directors, principals, and employees of Doowell shall wear the identification passes provided by GIA while working in the Casino. If any person quits or is terminated, Doowell shall ensure that such person’s identification pass is immediately returned to GIA.

3.11.      Compliance with Laws and Regulations. Doowell shall comply with all laws, rules and regulations that may apply to Doowell in connection with its junket promotion activities and the performance of its obligations under this Agreement, including any requirements for licensure.

ARTICLE 4
EXCLUSIVITY/RIGHT OF FIRST REFUSAL

4.1.        Doowell Exclusivity. Doowell agrees that it will work exclusively with GIA in providing VIP gaming activities in South Korea during the term of this Agreement, and will not establish any competitive enterprise or undertaking for a period of one (1) year after the expiration or termination of this Agreement Doowell shall not directly or indirectly, by itself or through third parties, attempt to circumvent this exclusivity provision. Without the consent of Doowell, GIA shall not open any VIP gaming rooms in the Project other than the three Affiliated VIP Gaming Rooms contemplated by this Agreement.

4.2.        Right of First Refusal. GIA shall grant to Doowell and its Affiliates a first right of refusal to open and operate more VIP Gaming Rooms in South Korea that may arise from time to time through GIA or its Affiliates provided that Doowell’s terms and conditions are competitive with then-prevailing market terms and conditions.

ARTICLE 5
GAMING RULES AND PRINCIPLES

5.1.        Casino Rues and Regulations. GIA shall have the right and authority to issue from time to time such rules and regulations as it deems necessary and appropriate to comply with all applicable laws and regulations and to provide for appropriate security and integrity throughout the Casino and the Project (“Rules”). Doowell and its officers, directors, agents, employees and customers shall strictly observe the Rules.

5.2.        Gaming Chips. All VIP guests of Doowell may use Cash Chips on any gaming table in the Casino and may use Rolling Chips only on those designated gaming tables in the VIP Gaming Room. GIA shall sell the Cash Chips and Rolling Chips to Doowell for cash or for such other payment medium such as negotiable GIA draft or cheque as the Parties may agree. Doowell shall keep in its counting room Rolling Chips equal to at least Hong Kong Dollars Five Million (HK $5,000,000) for each VIP Gaming Room. If the amount of Rolling Chips falls below this minimum, Doowell shall use its best endeavors to purchase additional Rolling Chips at the earliest possible time to make up the deficiency.

5.3.        Table Limits. Doowell may establish the limits for each gaming table within its VIP Gaming Room subject to GIA’S reasonable approval.

5.4.        Chip Buy-back. GIA will buy-back Rolling Chips by converting them into an equal amount of Cash Chips, by paying cash, or by whatever other method the Parties may agree from time to time. GIA will buy back Cash Chips by paying cash or by whatever other method the Parties may agree from time to time.

5.5.           Right of Supervision. GIA’s senior management and other specified employees or representatives shall have the right to enter the VIP Gaming Room, including the counting room, office, and employee break room, in order to supervise the operation of the VIP gaming operations contemplated by this Agreement.

ARTICLE 6
RESENTATIONS AND WARRANTIES

6.1.        GIA represents and warrants to Doowell that the following statements are true, correct, and complete as of the date first written above:

6.1.1.      Due Organization. GIA is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its principal offices at the address first written.  It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. GIA has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

6.1.2.      Requisite Authority. GIA has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to perform and observe the terms and provisions of this Agreement and of all such other instruments, and agreements.

6.1.3.      Necessary Corporate Action. All corporate action by GIA and its directors or stockholders, necessary for the authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duly taken.

6.1.4.      Authority of Officers. The officers of GIA executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

6.1.5.      Validity of Agreement. This Agreement has been duly executed and delivered by GIA, and constitutes the legal, valid, and binding obligation of GIA, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by GIA, will similarly constitute the legal, valid, and binding obligation of GIA, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of creditors generally.

6.1.6.      No Contrary Bylaw, Agreement or Statute. There is no charter, bylaw, or capital stock provision of GIA, and no provision of any indenture or agreement, written or oral, to which GIA is a party or under which GIA is obligated, nor is them any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on GIA that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

6.1.7.      No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to GIA’s knowledge, threatened against or affecting GIA or its property, the adverse determination of which might affect GIA’s financial condition or operations or impair GIA’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

6.1.8.      Insurance. The Project is covered by public liability, property damage and such other insurance as is reasonable and necessary consistent with normal business practices in South Korea.

6.1.9.      Controlling Shareholder. GIA is the controlling shareholder of Nasign, and Nasign has a valid gaming license of unlimited duration for the Project.

6.2.        Doowell represents and warrants to GIA that the following statements are true, correct, and complete as of the date first written above:

6.2.1.      Due Organization. Doowell is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its place of business, or if it has more than one place of business, its chief executive office, located at Alameda Dr. Carlos D’ Assumpcao No: 181-187 Centro Comerica, Brilhantismo 12 Andar T, Macau, SAR. It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. Doowell has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary.

6.2.2.      Subsidiaries. Doowell does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, association, partnership, business, trust, or other entity.

6.2.3.      Requisite Authority. Doowell has requisite power and authority to execute and deliver this Agreement and any other instrument or agreement required under this Agreement, and to perform and observe the terms and provisions of this Agreement and of all such other instruments, and agreements.

6.2.4.      Necessary Corporate Action. All corporate action by Doowell and its directors or stockholders, necessary for the authorization, execution, delivery, and performance of this Agreement and any other instrument or agreement required under this Agreement, has been duty taken.

6.2.5.      Authority of Officers. The officers of Doowell executing this Agreement and any other instrument or agreement required under this Agreement have been duly appointed to the office and are fully authorized to execute the Agreement and any other instrument required under this Agreement.

6.2.6.      Validity of Agreement. This Agreement has been duly executed and delivered by Doowell, and constitutes the legal, valid, and binding obligation of Doowell, enforceable against it in accordance with its terms and any other instrument or agreement required under this Agreement when executed and delivered by Doowell, will similarly constitute the legal, valid, and binding obligation of Doowell, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement, moratorium, marshalling, or other similar laws relating to or affecting the rights of creditors generally.

6.2.7.      No Contrary Bylaw, Agreement, or Statute. There is no charter, bylaw, or capital stock provision of Doowell, and no provision of any indenture or agreement, written or oral, to which Doowell is a party or under which Doowell is obligated, nor is there any statute, rule, or regulation, or any judgment, decree, or order of any court or agency binding on Doowell that would be violated by the execution and delivery of this Agreement, or any other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant, or other term of this Agreement or any such other instrument, or agreement.

6.2.8.      No Pending Litigation. No litigation, tax claim, proceeding, or dispute is pending or, to Doowell’s knowledge, threatened against or affecting Doowell or its property, the adverse determination of which might affect Doowell’s financial condition or operations or impair Doowell’s ability to perform its obligations under this Agreement or under any other instrument or agreement required by this Agreement.

6.2.9.      Shareholders. The ultimate beneficial shareholder of Doowell is Lam Man Pou (“Doowell Shareholder”).

ARTICLE 7
AFFIRMATIVE COVENANTS

7.1.        Doowell’s Affirmative Covenants. Doowell agrees that as long as this Agreement shall remain in effect, it will, unless GIA waives compliance in writing:

7.1.1.      Notices. Promptly give written notice to GTA of:

(a)           All litigation in which Doowell is named as a defendant when the amount claimed is Hong Kong Dollars Five Million (HK $5,000,000) or more;

(b)           Any substantial dispute that may exist between Doowell and any governmental regulatory body or law enforcement authority;

(c)           Arty proposal by any public authority to acquire Doowell’s assets or business;

(d)           Any other matter that has resulted or might result in a material adverse change in Doowell’s financial condition or operations.

7.1.2.      Corporate Existence. Maintain and preserve its corporate existence and all rights, privileges, licenses, trade names, franchises, and other rights necessary for the conduct of its business; conduct its business in an orderly manner, without voluntary interruption; maintain its chief executive office in Macao, SAR, where it is now maintained; and maintain its corporate existence as a British Virgin Islands corporation.

7.1.3.      Taxes and Assessments. Pay and discharge, before they become delinquent and before penalties accrue on them, all taxes, assessments, and governmental charges on or against Doowell or any of its businesses, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings so as not to cause any materially adverse effect on Doowell’s financial condition.

7.1.4.       Insurance. Maintain public liability insurance with coverage of up to U.S Dollars Five Million ($5,000,000) and such other insurance as is reasonable and necessary consistent with normal business practices in South Korea.

7.1.5.       Accounts and Records. Maintain adequate books, accounts, and records to document the gaming activities conducted in the VIP Gaming Room, and permit employees or professional advisors of GIA at any reasonable time to inspect the said books, accounts and records to the extent that GIA is required by applicable laws, rules and regulations to provide the same to governmental authorities.

7.1.6.       List of Managers and Employees. Append to this Agreement as Exhibit 3 a complete list of Doowell’s managers and employees, including personal identification of each person and their employment position, and update such list whenever there is a change thereto.

7.2.        GIA’s Affirmative Covenents. GIA agrees that as long as this Agreement shall remain in effect, it will, unless Doowell waives compliance in writing

7.2.1.       Notices. Promptly give written notice to Doowell of:

(a)           All litigation in which GIA is named as a defendant when the amount claimed is Hong Kong Dollars Fifty Million (HK $50,000,000) or more;

(b)           Any substantial dispute that may exist between GIA and any governmental regulatory body or law enforcement authority;

(c)           Any proposal by any public authority to acquire GIA’s assets or business;

(d)           Any other matter that has resulted or might result in a material adverse change in GIA’s financial condition or operations.

7.2.2.      Corporate Existence. Maintain and preserve its corporate existence and all rights, privileges, licenses, trade names, franchises, and other rights necessary for the conduct of its business; conduct its business in an orderly manner, without voluntary interruption; maintain its chief executive office in South Korea, where it is now maintained; and maintain its corporate existence as a South Korean corporation.

7.2.3.      Taxes and Assessments. Pay and discharge, before they become delinquent and before penalties accrue on them, all taxes, assessments, and governmental charges on or against GIA or any of its businesses, except to the extent and as long as the same are being contested in good faith and by appropriate proceedings so as not to cause any materially adverse effect on GIA’s financial condition.

7.2.4.                      Insurance. Maintain public liability and such other insurance as is reasonable and necessary consistent with normal business practices in South Korea.

ARTICLE 8
NEGATIVE COVENANTS

Doowell covenants and agrees that as long as this Agreement shall remain in effect, and until all other obligations outstanding under this Agreement are fulfilled, Doowell will not, without the prior written consent of GIA:

8.1.        Liquidation or Dissolution. Liquidate or dissolve, or begin any proceeding therefor.

8.2.        Encumbrances. Create, incur, assume, or permit to exist any mortgage, deed of trust, encumbrance, or other lien or encumbrance (including a lien of attachment, judgment, or execution), or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, of or on any of interest in its leasehold interest in the VIP Gaming Room, except:

8.2.1.        8.2(a) any lien or charge for a tax; assessment, or other governmental charge that is not delinquent or remains payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings on stay of execution of the enforcement of the lien or charge;

8.2.2.        8.2(b) deposits or pledges to secure (1) statutory obligations; (2) surety or appeal bonds; (3) bonds for release of attachment, stay of execution, or injunction; or (4) performance of bids, tenders, contacts (other than for the repayment of borrowed money), or leases, or for purposes of like general nature in the ordinary course of Doowell’s business;

8.3.        minor encumbrances that do not in the aggregate materially detract from the value of Doowell’s property or assets or materially impair their use in the operation of the business of Doowell;

8.4.        Sale of Tangible Assets. Dispose of any of its tangible assets except in the ordinary course of its business and for full, fair, and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets, or dispose of its assets as a whole or such part of its assets as in the opinion of GIA constitutes a substantial portion of its assets;

8.5.        Change of Shareholders. Allow any change of control by the Doowell Shareholder; or

8.6.        Third party Involvement. Allow any third party to become involved in the daily business or operation of the VIP Gaming Room without identifying such third party beforehand to GIA and obtaining GIA’s consent, which shall not be unreasonably withheld, for such party’s involvement.

ARTICLE 9
EVENTS OF DEFAULT/REMEDIES

9.1.        Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

9.1.1.     False Representation or Warranty. Any representation or warranty by either of the Parties in this Agreement or in any agreement, instrument, or certificate executed under this Agreement or in connection with any transaction contemplated by this Agreement is false or misleading in any material respect when made.

9.1.2.     Judgments. Any material money judgment, writ or warrant of attachment, or similar process is entered or filed against either of the Parties or any of its properties or other assets and remains unvacated, unbonded, or unstayed for a period of thirty (30) days or in any event later than five days before the date of any proposed sale under the judgment, writ, or warrant.

9.1.3.     Voluntary Bankruptcy. Either of the Parties (a) admits in writing its inability to pay its debts when due; (b) makes an assignment for the benefit of creditors; (c) applies for or consents to the appointment of any receiver, trustee, custodian, or similar officer for any substantial part of its property; (d) institutes (by petition, application, or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceedings under the laws of any jurisdiction against such Party herein; or (e) approves or adopts any resolution or otherwise authorizes action to approve any of the foregoing.

9.1.4.     Involuntary Bankruptcy. Without the Party’s application or consent, (a) a receiver, trustee, custodian, or similar officer is appointed for such Party or for any substantial part of its property, or (b) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceedings under the laws of any jurisdiction is instituted (by petition, application, or otherwise) against the Party and the appointment or proceedings remain unstayed or undismissed for a period of 60 days.

9.1.5.     Cross-Default. There occurs an event of default under any other agreement executed by Doowell in connection With this Agreement, or either or both of Cheer Echo Limited and Jinark Limited default under their VIP Junket Agreements with GIA.

9.1.6.     Material Change. There is a material adverse change, in either Party’s business or financial condition.

9.1.7.     Failure to Perform Any Other Condition. Either Party fails to perform any other condition or provision of this Agreement not specifically referred to in this Article 9 and the failure continues for thirty (30) days after notice of the failure is given by the other Party to the Defaulting Party.

9.2.        Remedies. Without limiting any rights or remedies provided for elsewhere in this Agreement or any other instruments or agreements executed in connection herewith, on the occurrence of an Event of Default under article 9.1 above that remains uncured (provided that a reasonable cure period is allowed) this Agreement shall automatically terminate. If Doowell is the Defaulting Party, then Doowell shall immediately tender possession and control of the VIP Gaming Room to GIA.

ARTICLE 10
GENERAL PROVISIONS

10.1.      Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered; if delivered electronically though the Internet, when it is received; or, if delivered in another manner, the earlier of when it is actually received by the Party to whom it is directed or, if it is sent to the address listed below or to any other address that the Party may designate for itself by notice given in accordance with this section, when the period set forth below expires (whether or not it is actually received):

10.1.1.         If deposited with the post office, postage prepaid and addressed to the Party to receive it as set forth below seven (7) days after such deposit as registered or certified airmail; or

10.1.2.         If accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the Party to receive it as set forth below, two (2) days after the delivery time promised by the delivery service.

If to GIA:

Gillmann Investments Asia, Ltd.
13F PSG Building
563-30 Sinsa-dong
Gangnam-gu, Seoul 135-120
South Korea
Attention: Geoffrey McDowell, President & CEO
Fax Number: +82-2-517-7128
E-mail address: geoff@thegllmanngroup.com

With copies to:

The Gillmann Group, Inc.
2904 Horizon Ridge Parkway, Suite 210
Henderson, Nevada 89052

U.S.A.
Attention: Frederick Gillmann
Fax Number: +1-702-734-0157
E-mail address: fred@thegillmangroup.com

And:

Robert W. Dziubla Esq.
Kenworth Capital, Inc.
220 West Grand Avenue
Escondido, California 92025
U.S.A.
Fax Number: +1-858-332-1795
E-mail address: rdziubla@kenworthcapital.com

If to Doowell:

Doowell Limited
Alameda Dr. Carlos D’ Assumpcao No: 181-187 Centro Comerica
Brilhantismo 12 Andar T,
Macao, SAR
Attention: Mr. Lam Man Pou
Fax Number: +(853) 28723426
E-mail address: kenny@iktoy. com

With a copy to:

K. Li Business Management Ltd.
Unit 1004, East Town Bldg.
16 Fenwick Street, Wanchai
Hong Kong
Attention: Mr. Raymond Li
Fax Number: +(852) 2110-9420
E-mail address: Raymond@kliassociates.com

10.2.         Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, provided that Doowell shall not assign this Agreement or any of the rights, duties, or obligations of Doowell under this Agreement without GIA’s prior written -consent, which shall not be unreasonably withheld. GIA acknowledges that Doowell and its Affiliates intend to complete a public listing of their businesses on an international stock exchange. Doowell acknowledges and agrees that GIA shall have the right to assign and transfer this Agreement to Nasign and that upon such assignment and transfer Nasign and Doowell shall enter into a substantially identical agreement substituting Nasign for GIA. GIA represents and warrants that the assignment of this Agreement to Nasign will be completed before the Casino re-opens for business. Without Doowell’s consent, which shall not be unreasonably withheld, Nasign shall not further assign or transfer this Agreement.

10.3.      Delay and Waivers. No delay or omission to exercise any right, power, or remedy accruing to GIA on any breach or default of Doowell under this Agreement shall impair any right, power, or remedy of GIA, nor shall it be construed to be a waiver of any breach or default, or an acquiescence in breach or default, or waiver of or acquiescence in any similar breach or default occurring later; nor shall any waiver of any single breach or default be considered a waiver of any other prior or subsequent breach or default. Any waiver, permit, consent, or approval of any kind by GIA of any breach or default under this Agreement, or any waiver by GIA of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in that writing. All remedies, either under this Agreement or by law or otherwise afforded to GIA, shall be cumulative and not alternative.

10.4.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. Facsimile signatures shall be deemed originals for all purposes.

10.5.      Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements or understandings relating hereto, written or oral, are superseded hereby.

10.6.      Modification. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding unless in writing and signed by all the parties hereto.

10.7.      Governing Law and Jurisdiction.

10.7.1.        This Agreement shall be governed by and construed in accordance with the laws of Korea without giving effect to the conflict of laws principles thereof.

10.7.2.        Any dispute, controversy or claim arising out of or in connection with this Agreement (“Dispute”) shall be first submitted to non-binding mediation in a venue and forum agreeable to both Parties. If the Parties are unable to reach a resolution of the Dispute through mediation, then the Dispute shall be submitted to the exclusive jurisdiction of the Seoul Central District Court located in Seoul, Korea as the court of first instance.

10.8.       Severability. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. In such event, the parties hereto agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the parties as closely as possible with respect to the provision that has been held invalid, illegal or unenforceable.

10.9.      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.10.    Confidentiality. Each Party shall treat all non-public information received from the other Parties or any Affiliate (“Confidential information”), including the existence and contents of this Agreement, as Confidential and proprietary and shall not disclose any Confidential Information to any third parry, other than (i) to governmental authorities as required by any applicable laws, rules or regulations (including applicable regulations of a securities exchange) or judicial or administrative proceedings, (ii) as may be reasonably necessary for the implementation, performance or enforcement of this Agreement, or (iii) to advisors, lenders, purchasers or investors (or prospective lenders, purchasers or investors) and consultants to, and Affiliates (including their respective officers and employees), officers and employees of such Party, who are in each case bound by the same terms of confidentiality or by a duty not to disclose to unauthorized parties, except for such information as may be publicly available other than as a result of a breach of this Article 14.10 by such Party.

10.11.    Term.    The term of this Agreement shall be fifteen (15) years unless earlier terminated pursuant to the provisions hereof.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement by their respective duly authorized officers on the day and year first above written.

Gillmann Investments .Asia, Ltd.
By:

/s/ Geoffrey I. McDowell
Geoffrey I. McDowell
President & CEO

Doowell Limited
By:

/s/ Lam Man Pou
Lam Man Pou
Director

EXHIBIT 1

Glossary of Defined Terms

Certain important defined words, appearing with initial capital letters, when used in the Agreement shall, unless the context otherwise indicates, have the meanings specified in this Glossary. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context indicates. Additional terms defined in the text of the Agreement or in any Exhibits shall have the same definition for all purposes of the Agreement unless otherwise indicated, notwithstanding that such additional terms are not defined in this Glossary.

“Affiliate” means, when used with reference to a specified Person, (i) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person who is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person who, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of or other ownership interests in the specified Person or of which the specified Person is directly or indirectly the owner of 5% or more of any class of equity securities or other ownership interests.

“Agreement” means this VIP Junket Promotion Agreement, as originally executed and as amended and restated from time to time, as the context requires, and words such as “herein,” “hereinafter,” “hereof,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to the Agreement as a whole, unless the context otherwise requires.

“Cash Chips” means naming chips provided by GIA that can he circulated and used as cash on any gaming tables in the Casino. The exchange currency for the Cash Chips shall be Korean Won or such other currency as the parties mutually agree.

“Casino” means the mass floor gaming facility and VIP Gaming Rooms located on the second floor of the Project as newly renovated by GIA and operated pursuant to applicable Legal Requirements.

“Chip Turnover” means the total value of all gamin’ chips that are wagered within the VIP Gaming Room.

“Default” means the failure of a party to fully and faithfully perform its obligations under this Agreement, including any representations, warranties or covenants or indemnification obligations, after the expiration of such period, if any, as may be expressly provided for the cure of a breach or default of the applicable obligation; provided, however, if no cure period is expressly provided, then a “Default” shall be deemed to have occurred upon any breach or default of the obligation for which no cure period is expressly stated.

“Defaulting Party” means a Party who is in Default as a result of a failure to fully and faithfully perform any obligations or duties under this Agreement.

“Doowell Management Fee” shall have the meaning ascribed to it in Article 3.4 of the Agreement.

“Legal Requirements” means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or in the future may be applicable, to the Parties and the operation of the Casino.

“Net Win” means Chip Turnover less the sum of winning bets paid out to VIP customers, the Commission, the Allowance, the Doowell Management Fee, and all applicable local and national taxes, imposts and levies of any kind.

“Party” means GIA or Doowell or any other Person who becomes bound by or a signatory to this Agreement, and the term “Parties” means and refers to more than one Party, as the context provides.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Profit Split” shall have the meaning ascribed to it in Article 3.7 of the Agreement

“Rolling Chips” means a particular set of chips distributed by GIA to Doowell for the exclusive use of Doowell’s VIP players on specifically designated VIP gaming tables in the VIP Gaming Room. The Rolling Chips cannot be exchanged for cash, cheques, cash chips or other cash equivalents. The exchange currency for the Rolling Chips shall be Korean Won or such other currency as the parties mutually agree.

“VIP Gaming Room” means the high-end, exclusive gaming room in the Casino that has been newly constructed by GIA at its own cost to meet the layout and fit-out standards of Doowell and that will be exclusively promoted by Doowell pursuant to this Agreement to service the VIP players sourced and brought to the Casino by Doowell. The VIP Gaming Room will have from four (4) to six (6) gaming tables dedicated to baccarat only; provided, however, that the parties may mutually agree in writing to change either or both of (a) the number of tables or (b) the type of table games played, in order to address competitive developments in the local gaming market.

EXHIBIT 2

Pro Forma Calculation of Commissions, Allowances and Profit Split

(Example of VIP Operations Revenue Split)

VIP OPERATION PROJECTIONS VEGAS CASINO, JEJU ISLAND SOUTH KOREA

		Per Month				Per Year

		$HK per room	$HK Total	$USD		$USD
Chip Turnover per Room		$1,000,000,000	$1,000,000,000
Number of Rooms	3
Total Turnover			$3,000,000,000
Win & (Hold % on Game)	3%	$30,000,000	$90,000,000	$138,461,531	?	$138,461,538

VIP JUNKET PROMOTER
Commission	1.60%	$16,000,000	48,000;000	$73,846,15		$73,846,154
F&B and transport allowence	0.20%	$2,000,000	6,000,000	9,230,769	?	9,230,769

Total Win (after commission and allowences) pre fax and pre management fee		$12,000,000	$36,000,000	$55,384,61	?	$55,384,615

Fee @$700000Hk per Month per Room		$700,000	$2,100,000	$3,230,76	?	$3,230,769
Total of Expenses(before tax)				$86,307,69		$86,307,692
Government Tax 10% of Gross Win		$3,000,000	$9,000,000	13,846,15		13,846,154

NET VIP OPERATIONS WIN				$38,307,89	?	$38,307,692

PROFIT SPLIT

GIA	60%			$22,984,61	?	$22,984,615

Doowell	40%			$15,323,07	?	$15,323,077
Plus Management Fee				$3,230,751	?	$3,230,769
Total				$18,553,84	?	$18,553,846

EXHIBIT 3

List of Doowell’s Managers and Employees

[To be provided by Doowell]